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                                                                    EXHIBIT 12.1
                            Northeast Generating LLC
                Consolidated ratio of earnings to fixed charges
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
                                                    For the Period       For the Period
                                                     April 27,1999       April 27, 1999     For the Six
                                                    (Inception) to       (Inception) to     Months Ended
                                                     Dec. 31, 1999        June 30, 1999    June 30, 2000
                                              -----------------------------------------------------------

(in thousands)
Earnings:
 Income before taxes                                   $54,347              $   627           $111,278
 Add: Fixed Charges                                     26,410                1,255             33,980
                                              ----------------------------------------------------------
                                                        80,757                1,882            145,258
                                              ----------------------------------------------------------
Fixed Charges:
 Interest expense                                       22,746                  945             30,685
 Amortization of debt costs                              3,664                  310              3,295
                                              ---------------------------------------------------------
                                                       $26,410              $ 1,255           $ 33,980
                                              ---------------------------------------------------------

Ratio of earnings to
 fixed charges                                            3.06x                1.50x              4.27x
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